Exhibit 99.2

PHI, INC.

OFFER TO EXCHANGE

UP TO $500,000,000 REGISTERED 5.25% SENIOR NOTES DUE 2019 FOR

ANY AND ALL OUTSTANDING UNREGISTERED 5.25%

SENIOR NOTES DUE 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

PHI, Inc. (the “Company”) is offering, subject to the terms and conditions set forth in the prospectus, dated , 2014 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the Company to exchange up to $500,000,000 in aggregate principal amount of its 5.25% Senior Notes due 2019 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same amount of its outstanding unregistered 5.25% Senior Notes due 2019 (the “Unregistered Notes”). The Unregistered Notes were resold by UBS Securities LLC in private placements in March 2014 under Rule 144A and Regulation S under the Securities Act. The Exchange Offer is being extended to all holders of the Unregistered Notes in order to satisfy certain obligations of the Company set forth in the Registration Rights Agreement, dated as of March 17, 2014, by and among the Company, the guarantors of the Unregistered Notes party thereto and UBS Securities LLC, as the initial purchaser of the Unregistered Notes. The Exchange Notes are substantially identical to the Unregistered Notes, except that the transfer restrictions and registration rights relating to the Unregistered Notes will not apply to the Exchange Notes.

Please contact your clients for whom you hold Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, or who hold Unregistered Notes registered in their own names, we are enclosing the following documents:

1.	A Prospectus dated , 2014;

2.	A Letter of Transmittal for your use and for the information of your clients;

3.	A form of letter which may be sent to your clients for whose accounts you hold Unregistered Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on             , 2014, unless the Exchange Offer is extended by the Company (as it may be extended, the “Expiration Time”). Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

Pursuant to the Letter of Transmittal, each holder of Unregistered Notes will represent to the Company that:

•	the Exchange Notes acquired in exchange for Unregistered Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the holder;

•	the holder has no arrangements or understanding with any person to participate in a distribution of Unregistered Notes or Exchange Notes issued to such holder within the meaning of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if the holder is not a broker-dealer, that the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes within the meaning of the Securities Act.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Unregistered Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The enclosed form of letter to clients contains an authorization by the beneficial owners of the Unregistered Notes for you to make the foregoing representations.

The holder of the Unregistered Notes must transmit to the Exchange Agent on or before the Expiration Time to participate in the Exchange Offer:

•	(i) a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which the holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal and which, when received by the Exchange Agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of the holder’s Unregistered Notes and update the holder’s account to reflect the issuance of the Registered Notes to such holder, and (ii) a timely confirmation of book-entry transfer (including an Agent’s Message) of the holder’s Unregistered Notes into the account of the Exchange Agent at DTC; or

•	certificates for a holder’s Unregistered Notes, together with an executed Letter of Transmittal.

In order for a book-entry transfer to constitute a valid tender of Unregistered Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Unregistered Notes into the Exchange Agent’s account at The Depository Trust Company prior to the Expiration Time. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Unregistered Notes that, among other things, the holder has received and has agreed to be bound by the Letter of Transmittal.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Unregistered Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Unregistered Notes in the Exchange Offer, except as set forth in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the cover page of the Letter of Transmittal.

Very truly yours,

PHI, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PHI, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.